February 24, 2004

Alberta Securities Commission

Astris Energi Inc.

Unite 6-2175 Dunwin Drive

Mississauga, Ontario   L5L 1X2

Attention:     Anthony Durkacz

PricewaterhouseCoopers LLP

55 King Street West, Suite 900

Kitchener, Ontario   N2G 4W1

Attention:     Suzanne Hubbard

Dear Sirs/Mesdames:

RE:

Astris Energi Inc.

We have read the Notice of Change of Auditor dated February 23, 2004 from

Astris Energi Inc. (the “Notice”), delivered to us pursuant to National Policy Statement No. 31 – Change of Auditor of a Reporting Issuer.  We confirm that we agree with the information contained in the Notice, based on our knowledge of such information at this time.

Yours very truly,

LUGOWY ASSOCIATES

Dennis A. Lugowy, B.A., C.A., C.P.A.